EXHIBIT 99.1

UNITED TECHNOLOGIES CALLS FOR REDEMPTION OF
OUTSTANDING GOODRICH 3.60 PERCENT NOTES DUE 2021

HARTFORD, Conn., Aug. 28, 2013 - United Technologies Corp. (NYSE: UTX) today called for redemption of all outstanding Goodrich 3.60 Percent Notes due 2021 (the “2021” Notes). The outstanding aggregate principal amount of the 2021 Notes is $294.2 million. The redemption date for the 2021 Notes will be Sept. 27, 2013.

The redemption price for the 2021 Notes will be the greater of: (i) 100 percent of the principal amount of the Notes; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted to the redemption date, as described in the notes, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, using a reference treasury rate plus 15 basis points. In either case, the redemption price will also include interest on the principal balance of the notes accrued to, but excluding, the redemption date.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. For more information, visit our website at www.utc.com or follow us on Twitter: @UTC.

From time to time, UTC may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance. Actual results may differ materially due to various risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements are described in UTC's Form 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC's Current Reports on Form 8-K.

UTC-IR